EXHIBIT 11

                              TOWN & COUNTRY CORPORATION AND SUBSIDIARIES

                                     Earnings Per Share Computations

                                           Five Years Ended
                                              (Unaudited)


                                 February 27,       February 28,      February 29,      February 28,       February 28,
                                     1994               1993              1992              1991               1990

        PRIMARY EPS:

            Net income (loss) $      3,137,556   $   (47,295,592)  $   (19,018,207)   $     1,249,092   $      6,613,097
        Accretion of discount
              on exchangeable
              preferred stock       (1,453,511)                 -                 -                 -                  -
            Net income (loss)
              attributable to
                 common stock $      1,684,045   $   (47,295,592)  $   (19,018,207)   $     1,249,092   $      6,613,097

      Weighted average common
           shares outstanding       21,205,949        12,450,290        12,005,752         11,908,913         11,848,755
       Weighted shares issued
            from exercise and
         assumed exercise of:
                     warrants                -                  -                 -                 -                  -
                      options                -                  -                 -                 -                  -
               Shares for EPS
                  calculation       21,205,949        12,450,290        12,005,752         11,908,913         11,848,755

Reported EPS:

         Income (loss) before
           extraordinary gain
             and accretion of
        discount on exchange-
         able preferred stock $           0.15   $          (3.80)  $        (1.64)   $         (0.05)   $           0.56
           Extraordinary gain                -                 -              0.06               0.15                  -
        Accretion of discount
              on exchangeable
              preferred stock            (0.07)                -                -                  -                   -
            Net income (loss)
             per common share $           0.08   $         (3.80)   $        (1.58)   $          0.10    $           0.56



Fully Diluted EPS:

For the five years presented in this exhibit, there is no dilution from Primary EPS.





This exhibit should be reviewed in conjunction with Note 1 of Notes to Consolidated Financial Statements.